EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statements on Form S-3 (Registration Nos. 33-62425 and 333-21385) and in the Registration Statements on Form S-8 (Registration Nos. 33-26854, 33-44823, 333-06823, 333-06825, 333-27661,
333-35089 and 333-35093)of our report dated July 18, 1997 relating to the Historical Statement of Revenues and Direct/Allocated Operating Expenses of the Mat-Supported Jackup Rigs of Noble Drilling Corporation for the year ended December 31, 1996, which appears on page 2 of this Current Report on Form 8-K of Pride International, Inc.


PRICE WATERHOUSE LLP

Houston, Texas
March 20, 1998